Exhibit 99.1

For more information, contact:

Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Katie Hollar (816) 221 7500

ENTERPRISE FINANCIAL POSTS RECORD EARNINGS OF $8.2 MILLION

STRONG BANKING AND WEALTH MANAGEMENT GROWTH

DRIVES 17.1% INCREASE IN EARNINGS PER SHARE

St. Louis, January 26, 2005 – Enterprise Financial Services Corp (OTCBB: EFSC), the parent company of Enterprise Bank & Trust, reported net income of $8.2 million or $0.82 per fully diluted share for 2004, versus $6.9 million or $0.70 per fully diluted share in 2003. For the quarter ended December 31, 2004, net income was $1.8 million or $0.18 per fully diluted share versus $1.4 million or $0.14 per share in the same quarter of 2003—a 28.6% increase in earnings per share despite a $554,000 pre-tax charge in December of 2004 related to the refinance of $11 million of Trust Preferred Securities (TRUPS).

“Strong growth in our core lines of business – banking and wealth management – tight expense controls and continued strong asset quality combined to drive earnings momentum,” said Kevin Eichner, president and CEO of Enterprise Financial. “The compounded annual growth rate in earnings per share since 2002 is 26%, clearly establishing Enterprise as one of the industry’s more attractive growth companies.”

Net interest income increased $4.0 million or 12% in 2004 versus 2003. Average earning assets increased 17% or nearly $142 million. Portfolio loans grew by $115 million or 15% since December 31, 2003 and ended the year at $899 million. The investment portfolio grew to $122 million, which was a $38 million or 45% increase from the same point in 2003. The increase in earnings assets was primarily funded by a $143 million or 18% increase in deposits from December 31, 2003.

“We are particularly proud of the performance of our relationship managers who continue to distinguish themselves in a very competitive marketplace. While we have traditionally enjoyed strong loan growth, the deposit growth performance was outstanding, especially when considering the ratio of demand deposits to our total,” noted Eichner.

The company’s net interest rate margin declined from 4.01% to 3.84% in 2004. The 17 basis point decline in the net interest rate margin was primarily due to a 15 basis point decline in the portfolio loan yield to 5.48%, while the cost of interest-bearing liabilities remained flat with 2003. Price competition for new loans was the main factor responsible for the declining loan yield. Costs of deposits increased slightly in 2004 versus 2003 as money market rates increased during the last half of 2004.

The company’s tradition of excellent asset quality continued throughout 2004. At December 31, 2004 the allowance for loan losses was $11.7 million or 1.30% of portfolio loans versus $10.6 million or 1.35% at the end of 2003. The $1.1 million increase in the allowance was the net result of a $2.2 million provision for loan losses offset by $1.1 million of net loan charge-offs. In 2003, the provision for loan losses was $3.6 million and net loan charge-offs were $1.6 million. The decline in the provision for loan losses was due to stable and low non-performing loan levels, strengthening local economies and favorable delinquency trends. Asset quality was outstanding in 2004, as indicated by non-performing loans of $1.8 million or just 0.20% of portfolio loans at December 31, 2004 and net charge-offs representing only 0.13% of average loans for the year.

Deposit service charges for 2004 of $2.0 million increased $250,000 or 14% versus 2003. Growth in the number of accounts and services provided, along with improved service charge collections accounted for the increases. Some gains were partially offset by a rising earnings credit rate in the last half of 2004.

Commenting on the company’s wealth management business segment, Eichner noted, “This line of business is not only a great differentiator for our company, but is rapidly becoming a significant contributor to earnings growth. Our unique family office concept for business owners and their families is clearly resonating in the market.”

Wealth management income increased $684,000 or 19% to $4.3 million in 2004. Excluding fees earned on non-recurring sales of life insurance policies from both 2003 and 2004, wealth management income increased $1.5 million or 58% in 2004. Assets under administration were $1.33 billion at December 31, 2004, a 16% increase over the $1.15 billion at the end of 2003. The addition of the Wealth Products Group and Enterprise Business Consulting units in 2004 added $350,000 of revenue to this segment.

The company achieved further operating leverage in 2004 through a combination of growth and control of noninterest expense. Noninterest expense was $29.3 million for the year ended December 31, 2004, an increase of $1.1 million or just 4% over the $28.2 million in 2003. Total compensation expense, which accounts for approximately 63% of all noninterest expense, grew only 5% in 2004 despite the Company’s top line growth. These expenses included salary, bonuses, benefits and commissions company-wide. For the fourth quarter, noninterest expense was $8.3 million, an increase of $1.0 million over the same period in 2003.

“The company is very focused on controlling its non-interest expense and we are seeing major gains in productivity,” said Eichner. “This is evident in our stable to improving efficiency and expense to asset ratios. If one adjusts for the branch sale gain in 2003 and the write-off associated with the TRUPS refinance in 2004, the trends in these ratios are even more favorable.”

During the fourth quarter of 2004, the Company redeemed $11 million of its TRUPS issued in 1999 that are shown as Subordinated Debentures on the Company’s balance sheet. The 1999 TRUPS carried a fixed coupon rate of 9.40% and were callable on December 15, 2004. The Company financed the redemption by issuing $11 million of pooled TRUPS on December 13, 2004 at an initial interest rate of 4.42%, or 1.97% over LIBOR, floating. In connection with the redemption, the Company expensed $554,000 of the remaining unamortized debt issuance costs in the fourth quarter. Using the initial interest rate of 4.42%, the annual interest savings to the company would approximate $550,000 before taxes. Actual savings in future years will depend on changes in the rate environment.

Another significant factor contributing to the $1.0 million increase in noninterest expense for the fourth quarter was $316,000 of higher professional fees primarily associated with the work required under Sarbanes Oxley Section 404.

Gains on sale of mortgage loans decreased significantly from $927,000 in 2003 to $262,000 in 2004 due to a decline in refinancing activities during 2004.

In comparing 2003 performance to that of 2004, readers are reminded that the Company sold three bank branches in Southeast Kansas in April of 2003 and recorded a $3.1 million gain less a $150,000 write-off of related goodwill.

For the year ended December 31, 2004, the effective tax rate for the Company was 33.2%, a significant improvement from the 36.8% rate in 2003. Two items contributed to this decline. During the third quarter of 2004, the Company had a $241,000 reversal of the remaining deferred tax valuation allowance related to merchant banking losses in 2001. The nature and deductibility of these losses were finally determined when the Company filed its 2003 income tax returns in September 2004. During the second quarter of 2004, the Company recognized state income tax refunds of $163,000 related to amendments of prior state income tax returns.

In summarizing the year, Eichner commented, “This was clearly an outstanding year for EFSC on many fronts. It has been gratifying to see the stock market react so favorably. Our goal of establishing EFSC as a high growth winner stock in the small cap investment market is being achieved.” The company has applied for a national listing on the NASDAQ. Approval of the listing is expected in the first quarter of 2005. EFSC stock increased in value by 32% in 2004 and has more than doubled since July of 2002.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.

Please refer to the Consolidated Financial Summary attached for more details.

#            #            #            #

Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2003 Annual Report on Form 10-K.

ENTERPRISE FINANCIAL SERVICES CORP

CONSOLIDATED FINANCIAL SUMMARY

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(Dollars in thousands except per share data)	2004	2003	2004	2003
EARNINGS SUMMARY
Total interest income	$13,698	$10,841	$48,893	$43,245
Total interest expense	3,680	2,552	12,169	10,544

Net interest income	10,018	8,289	36,724	32,701
Provision for loan loss	775	899	2,212	3,627

Net interest income after provision for loan losses	9,243	7,390	34,512	29,074

NONINTEREST INCOME
Deposit service charges	503	434	2,032	1,782
Gain on sale of loans	43	97	262	927
Wealth Management income	1,283	1,148	4,306	3,622
Gain on sale of branches	—	—	—	2,938
Other	118	465	522	822

Total noninterest income	1,947	2,144	7,122	10,091

NONINTEREST EXPENSE
Salaries and benefits	4,705	4,622	18,553	17,698
Occupancy	550	503	2,090	1,974
Furniture and equipment	186	197	720	841
Other	2,835	1,948	7,968	7,702

Total noninterest expense	8,276	7,270	29,331	28,215

Income before income tax	2,914	2,264	12,303	10,950
Income taxes	1,067	829	4,088	4,025

Net income	$1,847	$1,435	$8,215	$6,925

Basic earnings per share	$0.19	$0.15	$0.85	$0.72
Diluted earnings per share	$0.18	$0.14	$0.82	$0.70
Return on average assets	0.67%	0.63%	0.81%	0.80%
Return on average equity	10.16%	8.72%	11.93%	10.96%
Net interest rate margin (fully tax equivalized)	3.85%	3.89%	3.84%	4.01%
Efficiency ratio	69.17%	69.68%	66.90%	65.94%
Noninterest expense to average assets	3.01%	3.20%	2.91%	3.25%

ENTERPRISE FINANCIAL SERVICES CORP

CONSOLIDATED FINANCIAL SUMMARY (cont.)

(unaudited)

	December 31,
(Dollars in thousands except per share data)	2004	2003
BALANCE SHEET DATA
ASSETS
Cash and due from banks	$28,324	$26,271
Interest-bearing deposits	156	217
Debt and equity investments	121,638	83,949
Loans held for sale	2,376	2,848

Portfolio loans	898,505	783,878
Less allowance for loan losses	11,665	10,590

Net loans	886,840	773,288

Premises and equipment, net	8,044	7,318
Goodwill	1,938	1,938
Other assets	10,634	11,897

Total assets	$1,059,950	$907,726

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$197,283	$164,952
Interest bearing deposits	742,345	631,448

Total deposits	939,628	796,400
Subordinated debentures	20,620	15,464
FHLB advances	10,299	14,500
Other borrowings	9,866	9,647
Other liabilities	6,811	6,327

Total liabilities	987,224	842,338
Shareholders’ equity	72,726	65,388

Total liabilities and shareholders’ equity	$1,059,950	$907,726

ENTERPRISE FINANCIAL SERVICES CORP

CONSOLIDATED FINANCIAL SUMMARY (cont.)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(Dollars in thousands except per share data)	2004	2003	2004	2003
MARKET DATA

Book value per share			$7.44	$6.80
Market value per share			$18.50	$14.00
Period end common shares			9,778,357	9,618,482
Average basic common shares	9,747,219	9,599,475	9,695,500	9,566,059
Average diluted common shares	10,224,080	9,908,597	10,054,691	9,875,141

ASSET QUALITY

Net charge-offs	$551	$379	$1,137	$1,637
Nonperforming loans			$1,826	$1,548
Nonperforming loans to total loans			0.20%	0.20%
Allowance for loan loss to total loans			1.30%	1.35%
Net charge-offs to average loans (annualized)	0.25%	0.20%	0.13%	0.22%

CAPITAL

Average equity to average assets			6.83%	7.28%
Tier 1 capital to risk-weighted assets			9.94%	9.77%
Total capital to risk-weighted assets			11.19%	11.02%

AVERAGE BALANCES

Portfolio loans	$872,700	$751,781	$845,221	$733,645
Earning assets	1,047,990	860,662	967,854	825,973
Total assets	1,092,677	901,398	1,008,022	868,303
Deposits	977,358	796,945	888,830	754,053
Shareholders’ equity	72,345	65,271	68,854	63,175